Filed pursuant to Rule 424(b)(3)

File No. 333-133343

Prospectus Supplement No. 1

to Prospectus Dated March 16, 2007

Embarq Corporation

Shares of Common Stock Issuable in Connection with the

Restricted Stock Units

This prospectus supplement supplements information contained in the prospectus dated March 16, 2007 relating to the offer and sale of restricted shares of our common stock, restricted stock units, and shares of our common stock issuable in connection with the restricted stock units issued in connection with our spin-off from Sprint Nextel Corporation and effective as of May 17, 2006, the distribution date for the spin-off, to current and former Sprint Nextel Corporation employees who held Sprint Nextel Corporation restricted stock or restricted stock units at that time and who did not become Embarq employees at the time of the spin-off. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus and any prior prospectus supplements. This prospectus supplement is qualified by reference to the prospectus and any prior prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any prior prospectus supplements.

This prospectus supplement includes our attached Current Report on Form 8-K dated April 30, 2007.

The securities offered hereby involve risks and uncertainties. These risks are described under the caption “Risk Factors” beginning on page 20 of the Annual Report on Form 10-K which is incorporated by reference into the prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 30, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2007

Embarq Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-32732	20-2923630
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5454 W. 110th Street Overland Park, Kansas	66211
(Address of principal executive offices)	(Zip Code)

(913) 323-4637

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On April 26, 2007, Embarq Corporation (the “Company”) appointed Richard B. Green to the position of Vice President and Controller (Principal Accounting Officer). The appointment is effective May 21, 2007. In connection with his appointment, on April 27, 2007, the Compensation Committee of the Board of Directors granted Mr. Green 1,670 options to purchase shares of the Company’s common stock and 1,037 restricted stock units (“RSUs”). These equity awards are subject to Embarq’s 2007 long-term incentive program as described in the Form 8-K filed on February 27, 2007, including the vesting schedule and the performance adjustment feature applicable to the RSUs, and that description is incorporated herein by reference. The equity awards are issued under and subject to the terms and conditions of the 2006 Equity Incentive Plan, as amended and restated, which is filed as Exhibit 10.1 to the Form 8-K filed on December 13, 2006, and is incorporated herein by reference and the 2007 Award Agreement, a form of which is filed as Exhibit 10.1 to the Form 8-K filed on February 26, 2007, and is incorporated herein by reference.

The responsibilities of Principal Accounting Officer were previously held by Melanie K. Coleman, who will serve as Vice President, Financial Planning & Decision Support, effective May 21, 2007. The exchange of duties between Ms. Coleman and Mr. Green are pursuant to the Company’s efforts to develop and strengthen its leadership team.

Mr. Green, 49, served as Vice President, Financial Planning & Decision Support for Embarq since May 2005. From February 2004 until Embarq’s spin-off in May 2005, Mr. Green served in this role at Sprint Nextel Corporation’s local telecommunications division. From May 1994 to February 2004 he served in various roles for Sprint Corporation’s Global Markets Group, including Vice President, Financial Reporting & Operations Analysis. Before joining Sprint in 1991, Mr. Green served as a Senior Manager at Deloitte & Touche LLP.

Executive Severance Plan

On April 26, 2007, the Company’s Board of Directors adopted the Embarq Corporation Executive Severance Plan (the “Plan”), in which our named executive officers and certain other executive-level employees are eligible to participate. The purposes of the Plan are to attract, retain and motivate eligible employees and to provide them with a measure of financial protection and assistance in the transition of employment following a qualified termination of employment. The Plan will become effective on July 1, 2007, and will provide severance benefits following a qualified termination of employment to eligible employees that choose to participate in the Plan and the execution of a release of claims. Participants that experience a qualified termination of employment that is not in connection with a change in control of the Company will be eligible to receive the severance benefits described in the Plan over a period ranging from 6 weeks up to 52 weeks based on the length of the Participant’s service to the Company. Participants that experience a qualified termination of employment in connection with a change in control of the Company will be eligible to receive the severance benefits described in the Plan over a period ranging from 39 weeks up to 104 weeks. To participate in and receive benefits under the plan, eligible employees will be required to sign a participation agreement agreeing to certain restrictive covenants contained in the Plan, including covenants relating to confidentiality and competition. Eligible employees that currently have an employment agreement with the Company will be required to terminate their existing employment agreement if they choose to participate in the Plan. The Company has not agreed to pay or reimburse any applicable taxes, including any additional taxes resulting from the application of Section 280G of the Internal Revenue Code to participants entitled to receive benefits under the Plan. This description of the Plan is qualified in its entirety by reference to the full text of the Plan document, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

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Issuance of Restricted Stock Units to Non-Employee Directors

On April 27, 2007, the Compensation Committee granted each of the Company’s non-employee directors 1,382 restricted stock units (“RSUs”). The grants represent the annual awards to be made to non-employee directors pursuant to and in accordance with the terms of the Company’s Non-Employee Director Compensation Program (the “Non-Employee Director Program”), a description of which was previously filed with the SEC as Exhibit 10.13 to the Company’s Annual Report on Form 10-K dated March 9, 2007. The RSUs vest in full on April 27, 2008. Each grant is also subject to the terms and conditions contained in the 2007 Award Agreement for Non-Employee Directors, a form of which is filed as Exhibit 10.2 to this report and is incorporated herein by reference (the “Director Award Agreement”). The foregoing summary of the grants to non-employee directors is qualified in its entirety by reference to the full text of the Non-Employee Director Program and the Director Award Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Description
10.1	Executive Severance Plan, including Form of Participation Agreement
10.2	Form of 2007 Award Agreement for Non-Employee Directors

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Embarq Corporation
Date: April 30, 2007
	By:	/s/ Claudia S. Toussaint
Claudia S. Toussaint
Vice President and Corporate Secretary

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Executive Severance Plan, including Form of Participation Agreement
10.2	Form of 2007 Award Agreement for Outside Directors

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